Fourteenth Amendment to Automatic YRT Reinsurance Agreement

("Fourteenth Amendment")

Reference is made to the Automatic YRT Reinsurance Agreement, dated effective [*], and identified as Treaty Number [*] (herein the "Agreement"), by and between RiverSource Life Insurance Co. of New York ("Ceding Company") and [*] ("Reinsurer"), as amended by the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment, the Sixth Amendment, the Seventh Amendment, the Eighth Amendment, the Ninth Amendment, the Tenth Amendment, the Eleventh Amendment, the Twelfth Amendment, the Thirteenth Amendment, the global Amendment effective [*], and the General Amendment effective [*] to the Agreement ("Prior Amendments"). The undersigned parties hereby agree that the Agreement, as amended by the Prior Amendments, shall be and is hereby amended as follows:

1. The following sentence is added to the end of Article 3:

For the sake of clarity, amounts shown in a facultative offer are an offer of maximum Reinsured Net Amount at Risk accepted as defined in Article 5.

2.The following paragraph is added to Article 5 following the paragraph entitled "Option 2, Base Policy":

Option 3, Base Policy: The Net Amount at Risk is equal to the Death Benefit minus the Policy Value, where the Death Benefit is the greater of:

(a)The Specified Amount plus the total premiums paid into the policy minus total partial surrenders taken out of the policy; or

(b)The Policy Value multiplied by the tax corridor.

The Reinsured Net Amount at Risk is defined as the Net Amount at Risk at the most recent policy anniversary, or subsequent policy change date if applicable, less the Ceding Company's Retained Share multiplied by the Reinsurer's Percentage Share as defined in Exhibit B.

3.[*]

4.[*]

Capitalized terms not otherwise defined herein have the meaning ascribed to them in the Agreement as amended by the Prior Amendments. Except as expressly amended above, all other terms of the Agreement, as amended by the Prior Amendments, together with all exhibits and attachments thereto, remain in full force and effect. This Fourteenth Amendment is effective [*] upon execution by both of the undersigned parties. This Fourteenth Amendment is made in duplicate and executed below by authorized officers of both parties.

RiverSource Life Insurance Co. of New York	[*]

[*]

Exhibit B (Revised [*])

PLANS COVERED AND BINDING LIMITS

[*]

B-1